Exhibit 99.2

FOR IMMEDIATE RELEASE Guardion Health Sciences, Inc. 15150 Avenue of Science, Ste. 200 San Diego, CA 92128 Ph 858.605.9055; Fax 858.630.5543 www.guardionhealth.com

Guardion Health Sciences signs Letter of Intent

to acquire VectorVision

San Diego, California – March 2, 2017 – Guardion Health Sciences, Inc. (“Guardion” or the “Company”), a leader in the field of ocular health technologies and products, has signed a Letter of Intent (“LOI”) to acquire VectorVision, Inc. in a stock exchange transaction.

VectorVision is a world leader in standardized vision testing, and the leader in the field of contrast sensitivity, glare disability and ETDRS visual acuity testing with its CSV 1000 device. VectorVision’s testing equipment is widely used by both eye care clinicians and ophthalmic researchers and has become the established benchmark for standardized, highly sensitive and repeatable vision testing. The acquisition of VectorVision would expand Guardion’s technical portfolio and further establish the Company’s position at the forefront of early detection, intervention and monitoring of a range of eye diseases.

The acquisition of VectorVision by Guardion is subject to significant conditions precedent to closing, including, but not limited to, the satisfactory completion of due diligence, the determination of the amount of purchase consideration, the negotiation of definitive transaction documents, the completion of an audit of VectorVision’s financial statements, and other matters, no later than the June 30, 2017 expiration date of the LOI. Accordingly, there can be no assurances that this transaction will ultimately be completed.

About VectorVision

VectorVision specializes in the standardization of contrast sensitivity, glare sensitivity, low contrast acuity, and ETDRS acuity vision testing. Its patented standardization system provides the practitioner or researcher with the ability to delineate very small changes in visual capability, either as compared to the population or from visit to visit. VectorVision’s CSV-1000 device is considered the standard of care for clinical trials.  Dr. David Evans, founder of VectorVision, is recognized as the leading expert in clinical contrast sensitivity and glare testing. He has provided his testing expertise and data analysis capability to a wide range of leading ophthalmic companies including AMO, Alcon, AcuFocus, Pharmacia, Otsuka, Novartis and others. Dr. Evans has published more than 30 scientific articles and 3 book chapters in the areas of refractive surgery, glaucoma, ocular blood flow and visual function. He also holds 5 patents related to vision testing devices.

About Guardion Health Sciences, Inc.

Guardion Health Sciences, Inc. is a specialty health sciences company that develops, formulates and distributes condition-specific medical foods with an initial medical food product that addresses a depleted macular protective pigment, a known risk factor for age-related macular degeneration (“AMD”), and a significant component of functional vision performance.  Guardion Health Sciences, Inc. has also developed a proprietary medical device, the MapcatSF®, which accurately measures the macular pigment density, therefore providing the only two-pronged evidence based protocol.

Forward-Looking Statement Disclaimer

With the exception of the historical information contained in this news release, the matters described herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve unknown risks and uncertainties that may individually or materially impact the matters discussed herein for a variety of reasons that are outside the control of the Company, including, but not limited to, the Company’s ability to raise sufficient financing to implement its business plan and its ability to successfully develop and commercialize its proprietary products and technologies. Readers are cautioned not to place undue reliance on these forward-looking statements, as actual results could differ materially from those described in the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company’s recently effective Registration Statement on Form S-1, as well as the financial statements included therein. The Registration Statement on Form S-1 is available at the SEC’s website (www.sec.gov). The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Michael Favish
Chief Executive Officer

Telephone: (858) 605-9055 x 201
E-mail: mfavish@guardionhealth.com

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